Exhibit 23.01

Consent of Independent Auditors

We consent to the incorporation by reference to our audit report dated October 10, 2003, with respect to the consolidated financial statements and schedule of IDT Corporation included in this Annual Report on Form 10-K/A (Amendment No. 2) for the year ended July 31, 2003, in each of the following:

Registration Statement No. 333-53719 on Form S-3;

Registration Statement No. 333-61565 on Form S-3;

Registration Statement No. 333-71991 on Form S-3;

Registration Statement No. 333-73167 on Form S-8;

Registration Statement No. 333-77395 on Form S-3;

Registration Statement No. 333-80133 on Form S-3;

Registration Statement No. 333-86261 on Form S-3;

Registration Statement No. 333-100424 on Form S-8;

Registration Statement No. 333-104286 on Form S-3; and

Registration Statement No. 333-105865 on Form S-8;

New York, New York

February 5, 2004